Exhibit 99.1

Chrysler Group LLC Achieved Modified Operating Profit of $507 Million in Second Quarter

2011, Up 177 Percent from Q2 2010; Fully Repaid Government Loans Six Years Ahead of Schedule

•	Net Revenues in Q2 2011 were $13.7 billion, up 30 percent from $10.5 billion in Q2 2010

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Net Loss reported for Q2 2011 totaled $370 million compared to a Net Loss of $172 million in Q2 2010; excluding a non-recurring $551 million charge on the extinguishment of debt, Adjusted Net Income(a) in Q2 2011 totaled $181 million

•	Modified Operating Profit(b) increased to $507 million in Q2 2011 (3.7 percent of Net Revenues), from $183 million in Q2 2010

•	Modified EBITDA(c) totaled $1.3 billion in Q2 2011 (9.5 percent of Net Revenues), a 51 percent improvement compared to $855 million in Q2 2010

•	Cash(d) at June 30, 2011, was $10.2 billion, up $0.3 billion from March 31, 2011

•	Free Cash Flow(e) for Q2 2011 was $174 million (Q2 2010 was $491 million)

•	Worldwide vehicle sales in Q2 2011 increased 19 percent to 486,000

•	U.S. market share in Q2 2011 increased to 10.6 percent from 9.4 percent in Q2 2010; Canadian market share increased to 14.9 percent from 12.9 percent in Q2 2010

•	On May 24, 2011, completed successful refinancing and full repayment of the U.S. Treasury and Canadian government loans

•	On July 21, 2011, Fiat acquired beneficial ownership of the remaining membership interests in Chrysler Group held by the U.S. Treasury and Canadian government

AUBURN HILLS, Mich., July 26, 2011 – Chrysler Group LLC today announced its preliminary financial results for the second quarter (Q2) 2011, demonstrating continued improvement in its operating and financial performance.

In Q2 2011, Net Revenues increased 30 percent to $13.7 billion compared to Q2 2010. The increase was primarily due to increased volumes and positive pricing and mix attributable to the 16 all-new or significantly refreshed products in the marketplace. First half (H1) 2011 Net Revenues totaled $26.8 billion, up 33 percent from H1 2010.

CHRYSLER GROUP LLC ($Mils)	Q2 2011	B/(W) Q2 2010	H1 2011
Net Revenues	13,661	3,183	26,785
Modified EBITDA \1	1,293	438	2,464
Modified Operating Profit \1	507	324	984
Net Loss	(370)	(198)	(254)
Loss on Extinguishment of Debt	551	551	551

Adjusted Net Income \1	181	353	297
Cash \2	10,175	2,334	10,175

\1	A reconciliation of Net Income (Loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA is detailed in Table 1 of the attachment to the press release
\2	Cash includes Cash and Cash Equivalents

The Company posted a Modified Operating Profit of $507 million in Q2 2011 (3.7 percent of Net Revenues) compared to $183 million (1.7 percent of Net Revenues) in Q2 2010. The Q2 2011 improved operating performance was primarily attributable to increased volumes, positive pricing and mix, partially offset by increased advertising expenditures and industrial costs, including depreciation and amortization. H1 2011 Modified Operating Profit was $984 million, three times higher than H1 2010.

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“There is no doubt that Chrysler Group has taken a huge step forward this quarter,” said Sergio Marchionne, Chief Executive Officer, Chrysler Group LLC. “Refinancing our debt and repaying our government loans six years early, reinforces our conviction that we are on the right path to rebuilding this Company and restoring it to its rightful place on the global automotive landscape.

“We are changing both the image and substance of our company in order to regain the faith of consumers. There is no substitute for hard work and we are committed to continuing to deliver on the business plan numbers we outlined,” added Marchionne.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA) was $1.3 billion in Q2 2011, or 9.5 percent of Net Revenues, reflecting a $438 million improvement from Q2 2010. H1 2011 Modified EBITDA was $2.5 billion, up 50 percent from H1 2010.

Interest Expense in Q2 2011 was $328 million, including non-cash interest accretion of $51 million. This compares to Interest Expense in Q2 2010 of $313 million, including non-cash interest accretion of $58 million. Interest Expense was $676 million for H1 2011 compared to $624 million in H1 2010.

Net Loss amounted to $370 million and $254 million in Q2 and H1 2011, respectively, and included a non-recurring $551 million charge associated with the repayment of the U.S. Treasury and Canadian government loans. Excluding this charge, Adjusted Net Income in Q2 2011 was $181 million which compares to a net loss of $172 million in Q2 2010. Adjusted Net Income for H1 2011 totaled $297 million compared to a net loss of $369 million in H1 2010, an improvement of $666 million.

Free Cash Flow for the second quarter totaled $174 million primarily reflecting the improved cash from operations as a result of increased shipments, partially offset by capital expenditures.

Cash at June 30, 2011, was $10.2 billion compared to $9.9 billion at March 31, 2011. As of June 30, 2011, $1.3 billion is available on a revolving credit facility, bringing total available liquidity to $11.5 billion.

Gross Industrial Debt(f) at June 30, 2011, totaled $12.3 billion, lower than $13.3 billion at March 31, 2011, primarily due to the repayment of the U.S. Treasury and Canadian government loans utilizing proceeds from new debt financing and Fiat’s exercise of its call option. Net Industrial Debt(f) decreased to $2.1 billion at the end of Q2 2011, a $1.3 billion improvement from March 31, 2011.

Worldwide vehicle sales of 486,000 in Q2 2011 represented an increase of 19 percent compared to 407,000 vehicles in Q2 2010. The improvement reflects greater consumer awareness and consideration of our new products. This contributed to an increase in Chrysler Group’s U.S. market share to 10.6 percent in Q2 2011, compared to 9.4 percent in the same period of 2010. Canadian market share increased to 14.9 percent for Q2 2011 compared to 12.9 percent for Q2 2010.

H1 2011 worldwide sales totaled 880,000 vehicles, an increase of 19 percent compared to H1 2010. Vehicle sales in the U.S. and Canada increased 21 percent and 15 percent, respectively, for H1 2011, which outpaced the growth of the U.S. and Canadian markets. Market share in the U.S. was 9.9 percent in H1 2011 compared to 9.2 percent in H1 2010.

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Worldwide vehicle shipments in Q2 2011 were 514,000 (exceeding 500,000 vehicles in a quarter for the first time since the Company began operations in June 2009), an increase of 19 percent versus 433,000 vehicles shipped in Q2 2010. H1 2011 worldwide shipments totaled 999,000 vehicles, a 23% increase over H1 2010.

U.S. dealer inventory increased to 314,000 vehicles at June 30, 2011 (302,000 at March 31, 2011). Days supply was stable at 68 days at June 30, 2011, compared to 67 days at March 31, 2011.

Significant Events: Second Quarter and Subsequent to June 30, 2011

Corporate Matters

On April 12, Chrysler Group announced that Fiat’s ownership interest in the Company increased from 25 percent to 30 percent upon the Company’s achievement of the second of three performance-related milestones outlined in its Amended and Restated LLC Operating Agreement.

On May 24, Chrysler Group made payments of $5.9 billion and $1.7 billion (including accrued interest and additional consideration) to fully repay the U.S. Treasury and Canadian governments, respectively, six years ahead of schedule. The Company completed new financing arrangements consisting of a $3.0 billion senior secured term loan, $3.2 billion of secured notes and a $1.3 billion revolving credit facility (which remains undrawn).

In connection with the refinancing transaction, Fiat exercised its call option to increase its ownership interest in Chrysler Group by an incremental 16 percent to 46 percent on a fully diluted basis. On July 21, Fiat paid $500 million to purchase the U.S. Treasury’s 6 percent (fully diluted) ownership interest in Chrysler Group and $125 million to purchase the Canadian government’s remaining 1.5 percent (fully diluted) ownership interest, bringing its fully diluted ownership interest to 53.5 percent. In addition, Fiat paid $75 million to obtain assignment of the U.S. Treasury’s rights under the Equity Recapture Agreement.

On June 3, 350 UAW-represented employees at Chrysler Group’s Toledo Assembly Complex, Company executives and elected officials welcomed President Barack Obama to the facility which builds the iconic 2011 Jeep® Wrangler to celebrate the repayment of the U.S. Treasury loans. The President thanked Chrysler employees for the role they played in the revitalization of the automotive industry and resurgence of the Company as demonstrated by the repayment of the government loans. In a separate celebration, Chrysler Canada, upon repayment of the Canadian government loans, thanked the Canadian federal and Ontario provincial governments for the support they provided the Company.

Product News

In the second quarter of 2011, the Jeep Grand Cherokee, with a new diesel powertrain, was introduced in European markets alongside a restyled Jeep Compass, also powered by a diesel engine.

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Additionally, Chrysler Group officially elevated its in-house Street and Racing Technology (SRT®) team to a distinct company performance brand that promises to maintain its successful formula of designing, engineering and building benchmark American high-performance vehicles for Chrysler, Jeep and Dodge. Three additional SRT vehicles will launch in Q3 2011.

In June, Chrysler Group announced that it would invest $114 million in new equipment at its Trenton Engine Complex to support increased production of the Pentastar V-6 engine. The investment is estimated to create 268 new jobs and will repurpose nearly 400,000-square feet of the Trenton North Engine Plant. The Company also celebrated the construction of a new, state-of-the-art paint shop at a groundbreaking ceremony at its Sterling Heights Assembly Plant (SHAP). The event marked the beginning of an $850 million investment at SHAP and two local stamping plants announced by Chrysler Group in October 2010.

Chrysler Group vehicles continued to garner significant awards in Q2 2011.

The 2011 Chrysler Town & Country and Dodge Challenger ranked the highest in the minivan and mid-size sporty car segments, respectively, in the J.D. Power and Associates 2011 U.S. Initial Quality StudySM released June 23.

In May, the Chrysler brand was named the “Top Popular Brand” in AutoPacific’s 15th annual Vehicle Satisfaction Awards, an industry benchmark for measuring the customer satisfaction of more than 68,000 new vehicle owners. In addition, the 2011 Chrysler Town & Country won the “Minivan” category and the 2011 Jeep Grand Cherokee won the “Premium Mid-size SUV” category.

The Chrysler brand’s “Born of Fire” 2011 Super Bowl commercial was honored with five awards at the Cannes Lions 58th International Festival of Creativity, the world’s leading celebration of creativity in communications, held in France. The spot won four “Gold Lions” for Best Direction, Best Use of Music, Best Script and Best Automotive Commercial. The brand also took home a “Bronze Lion” for Best Editing. More than 24,000 entries from around the world were showcased and judged at the Cannes festival.

Continuing the momentum of the Chrysler brand, the all-new 2011 Chrysler 300 was named “Car of the Month” for July by NADAguides (National Automobile Dealers Association).

The Ram Truck brand launched a new advertising campaign in the second quarter focusing on the capabilities of the entire product line and introducing the new tagline, “Guts. Glory. Ram.” Edmunds.com added the 2011 Ram 1500 to its 2011 Consumers’ Top Rated™ vehicles list, naming it the “Best Large Light-duty Truck”, and in July, U.S. News & World Report named the Ram 1500 the “Best Full-size Pickup” in the magazine’s ranking of top vehicle choices.

The Fiat 500 has received more than 60 international awards since its debut. In May, members of the Texas Auto Writers Association (TAWA) selected the vehicle for two top honors, voting the Fiat 500 “Best Value” and “Best New Design” at the 2011 TAWA Spring Roundup. TAWA members also selected the newly revamped Dodge Journey as the 2011 “Family Car of Texas.” In June, Kelley Blue Book’s kbb.com rated the 2012 Fiat 500 as the 2011 Coolest New Car Under $18,000.

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The 2012 Fiat 500 Cabrio convertible launched in the United States in the second quarter and, almost immediately, was named the “Best Small Convertible of the Year” by the Southern Automotive Media Association at the press organization’s first annual Convertible Drive event June 30 in Miami.

Connected World magazine awarded the Company’s Mopar® brand, which encompasses service, parts and customer care, a Value Chain Award in the automotive category for its industry-first Electronic Vehicle Tracking System (EVTS). With Mopar EVTS, the consumer has the ability to instantly track a stolen vehicle or receive excessive-speed and parameter text alerts.

2011 Guidance

The targets for 2011 are confirmed as follows:

•	Net Revenues of >$55 billion

•	Modified Operating Profit of >$2.0 billion

•	Modified EBITDA of >$4.8 billion

•	Adjusted Net Income of $0.2 - $0.5 billion*

•	Free Cash Flow of >$1.0 billion

*	Excludes the loss on the extinguishment of debt of $551 million in Q2 2011

Additional Information

The Company will hold an analyst webcast and conference call July 26, 2011, at 10:00 a.m. EDT, to present its preliminary Q2 2011 financial results. The call can be followed live and a recording will be available on the Chrysler Group website: www.chryslergroupllc.com. The preliminary Q2 2011 financial results press release and webcast presentation will be available the morning of the webcast at www.chryslergroupllc.com and www.media.chrysler.com.

The above results are presented on a preliminary basis. The Company intends to publish its financial statements as of and for the six months ended June 30, 2011, prepared in accordance with U.S. GAAP on or about August 12, 2011, when it plans to file its quarterly report on Form 10-Q.

Certain Chrysler Group preliminary financial results presented in accordance with IFRS will be included in the Fiat S.p.A. earnings release and Semi-annual Report; these documents will be available on the investor relations tab of the Fiat S.p.A. website http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx on or after July 27, 2011. Fiat is required to consolidate Chrysler Group’s financial results in its financial statements in accordance with IFRS and will present certain financial information about Chrysler Group as a separate business segment.

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Non-U.S. GAAP Financial Information and Other Items

(a)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the loss on extinguishment of debt. The reconciliation of Net Loss to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and six months ended June 30, 2011, is detailed in Table 1 of the attachment to the press release.

(b)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back the provision for income taxes, (ii) add back net interest expense (excluding interest expense related to Gold Key Lease financing activities), (iii) add back all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses. The reconciliation of Net Loss to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and six months ended June 30, 2011, is detailed in Table 1 of the attachment to the press release.

(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of Net Loss to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and six months ended June 30, 2011, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as Cash and Cash Equivalents.

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt related investing activities, reduced for financing activities related to Gold Key Lease financing. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and six months ended June 30, 2011, is detailed in Table 2 of the attachment to the press release.

(f)

A reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt at June 30, 2011, March 31, 2011, and December 31, 2010, is detailed in Table 3 of the attachment to the press release.

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q to be filed for the period ended June 30, 2011.

Table 1: Reconciliation of Net Loss to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC ($Mils)	Q2 2011	H1 2011
Net Loss	(370)	(254)
Add:
Loss on Extinguishment of Debt	551	551
Adjusted Net Income	181	297
Add (Deduct):
Income Tax Expense	57	101
Net Interest Expense	317	654
Restructuring Expenses, Net & Other	3	20
Other Employee Benefit Gains \1	(51)	(88)
Modified Operating Profit	507	984
Add:
Depreciation and Amortization Expense \2	786	1,480
Modified EBITDA	1,293	2,464

\1	Represents interest cost and expected return on plan assets
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

CHRYSLER GROUP LLC ($Mils)	Q2 2011	H1 2011
Net Cash Provided By Operating Activities	591	3,708
Net Cash Used In Investing Activities	(239)	(393)
Investing activities excluded from Free Cash Flow:
Change in Loans and Notes Receivable	(1)	(4)
Proceeds from US DART \3	(96)	(96)
Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	(81)	(515)
Free Cash Flow	174	2,700

\3	U.S. Dealer Automotive Receivables Transitions LLC

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Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC ($Mils)	June 30, 2011	March 31, 2011	Dec. 31, 2010
Financial Liabilities	12,403	13,445	13,731
Less:
Gold Key Lease obligations
Short term asset-backed notes payable	(63)	(66)	(130)
Long term asset-backed notes payable	(53)	(45)	(43)
Gold Key Lease credit facility	—	(80)	(438)
Total Gold Key Lease obligations	(116)	(191)	(611)
Gross Industrial Debt	12,287	13,254	13,120
Less: Cash \4	(10,175)	(9,877)	(7,347)
Net Industrial Debt	2,112	3,377	5,773

\4	Cash includes Cash and Cash Equivalents

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited available financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from the natural disasters in Japan in March 2011; and, our ability to realize benefits from our industrial alliance with Fiat. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s Form 10 filed with the SEC.

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About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 from a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300, Jeep Wrangler, Dodge Challenger and Ram 1500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:
Media Inquiries	Investor Relations

Gualberto Ranieri	Tim Krause
248.512.2226	248.512.2923

Shawn Morgan
248.512.2692

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